EXHIBIT 21.1

Subsidiaries and Affiliates of the Company:


Integral Inc., A Florida Corporation , (49 % shareholder)

S B D International, A Nevada Corporation, Formed in March of 2006 (49% shareholder)


Siteworks Building and Development Co. Thailand , A Thai Corporation (49% shareholder)